Exhibit 5.1

March 26, 2019

Helios and Matheson Analytics Inc.
Empire State Building, 350 Fifth Avenue

New York, New York 10118

Re:	Helios and Matheson Analytics Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Helios and Matheson Analytics Inc., a Delaware corporation (the “Company”), in connection with its filing of (i) a Registration Statement on Form S-3 (Registration No. 333-226024) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) (the “Registration Statement”), (ii) the base prospectus dated as of July 5, 2018 (the “Base Prospectus”) included in the Registration Statement and (iii) the prospectus supplement dated as of March 25, 2019 (the “Prospectus Supplement” and together with the Base Prospectus as supplemented from time to time by one or more prospectus supplements, the “Prospectus”) to be filed with the Commission by the Company, pursuant to Rule 424 promulgated under the Act. The Prospectus relates to the registered offering of (a) an aggregate of 60,000 shares of the Company’s Series B Preferred Stock (the “Preferred Stock”), par value $0.01 per share (the “Preferred Shares”), convertible into shares of the Company’s common stock (the “Common Stock”), par value $0.01 per share (the “Common Shares”), and (b) Series F-1 Warrants and Series F-2 Warrants (collectively, “Warrants”) to purchase Preferred Stock (“Warrant Shares”). In addition, the Company will issue, pursuant to the letter agreement, dated as of March 8, 2019, between the Company and H.C. Wainwright & Co., LLC, as placement agent (the “Placement Agent”), certain placement agent warrants to purchase Preferred Stock (the “Placement Agent Warrants”). The shares of Preferred Stock issuable upon exercise of the Placement Agent Warrants are referred to herein as “Placement Agent Warrant Shares”. The Preferred Shares, the Common Shares, the Warrants, the Warrant Shares, the Placement Agent Warrants and the Placement Agent Warrant Shares are collectively referred to herein as the “Securities.”

The Preferred Shares and the Warrants are being sold pursuant to securities purchase agreements, dated as of March 25, 2019, among the Company and certain purchasers named therein (the “Purchase Agreements”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Securities.

We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and, as to the Warrants constituting valid and binding obligations of the Company, the laws of the State of New York. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We express no opinion herein concerning any state securities or blue sky laws.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that: (i) the Preferred Shares have been duly authorized for issuance, and when issued against payment therefor pursuant to the terms of the Purchase Agreements, will be validly issued, fully paid and non-assessable; (ii) the Common Shares have been duly authorized and, when issued and delivered upon conversion of Preferred Shares, will be validly issued, fully paid and non-assessable, (iii) the Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Purchase Agreements, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; (iv) the Warrant Shares have been duly authorized for issuance, and when issued and sold against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable; (v) the Placement Agent Warrants have been duly authorized and, when issued, and delivered in accordance with the terms of the letter agreement, dated as of March 8, 2019, between the Company and the Placement Agent, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and (vi) the Placement Agent Warrant Shares have been duly authorized for issuance, and when issued and sold against payment therefor in accordance with the terms of the Placement Agent Warrants, will be validly issued, fully paid and nonassessable.

The opinions in clauses (iii) and (v) above are subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, as further limited above, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

This opinion is rendered to you in connection with the offering described above.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Current Report on Form 8-K of the Company being filed on the date hereof and to the reference to our firm in the Prospectus and the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/Greenberg Traurig, LLP
GREENBERG TRAURIG, LLP